EXHIBIT 4.1
                                 PROMISSORY NOTE


Borrower: Storage Engine. Inc.                         Lender: OceanFirst Bank
          1 Shield Drive                               975 Hooper Avenue
          Tinton Falls, NJ 07724                       Toms River, NJ 08754-2009


Principal Amount: $1,000,000.00 Initial Rate: 6.000% Date of Note: June 30, 2003

PROMISE TO PAY. Storage Engine, Inc. ("Borrower") promises to pay to OceanFirst Bank ("Lender"), or order, in lawful money of the United States of America, the principal amount of One Million & 00/100 Dollars ($1,000,000.00), together with Interest an the unpaid principal balance from June 30, 2003, until paid in full, together with all applicable fees and expenses.

PAYMENT. Subject to any payment changes resulting from changes in the index, Borrower will pay this loan on demand. Payment in full is due immediately upon Lender's demand. If no demand is made, Borrower will pay this loan in accordance with the following payment schedule:

     Principal payments shall be due and payable on demand. If demand for payment shall not be made prior to April 30, 2004, the entire amount of principal and accrued interest shall be due and payable on April 30, 2004. In addition, Borrower agrees to pay regular monthly payments of accrued interest, beginning on July 30, 2003, and continuing monthly thereafter until April 30, 2004, when all outstanding principal and interest, fees and charges, if any, shall be due and payable.

Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges. The annual interest rate for this
Note is computed on a 365/360 basis; that is, by applying the ratio of the annual Interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The Interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the money rate section of the Wall Street Journal (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower. Lender will tell Borrower the current index rate upon Borrower's request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based an other rates as well. The Index currently is 4.000% per annum. The Interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 2.000 percentage points over the index, rounded up to the nearest
0.125 percent, resulting in an initial role of 6.000% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (A) increase Borrower's payments

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to ensure  Borrower's loan wilt pay off by its original final maturity date, (B)
Increase Borrower's payment's to corer accruing interest, (C) increase the number of Borrower's payments, and (D) continue Borrower's payments el the same amount and increase Borrower's final payment.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: OceanFirst Bank, 975 Hooper Avenue Toms, River, NJ 08754-2009.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the regularly scheduled payment. This late charge shall be paid to Lender by Borrower for the purpose of defraying the expense incident to the handling of the delinquent payment.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Note to 5.000 percentage points over the Index. The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

     PAYMENT DEFAULT. Borrower fails to make any payment when due under this Note.

     OTHER DEFAULTS. Borrower fails to comply with or to perform any other term, obligation, Covenant or condition contained in this Note a in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

     DEFAULT IN FAVOR OF THIRD PARTIES. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sale agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

     FALSE STATEMENTS. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Not or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

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     INSOLVENCY.  The  dissolution or  termination of Borrower's  existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

     CREDITOR OR FORFEITURE PROCEEDINGS. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for creditor or forfeiture proceeding, in an amount determined by Lander, in its sole discretion, as being an adequate reserve or bond for the dispute.

     EVENTS AFFECTING GUARANTOR. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the guarantors estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

     CHANGE IN OWNERSHIP. Any change in ownership of twenty-five percent (25%) or more of the Common stock of Borrower.

     ADVERSE CHANGE. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

     INSECURITY. Lender in good faith believes itself insecure.

     CURE PROVISIONS. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

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ATTORNEYS' FEES;  EXPENSES.  Lender may hire or pay someone else to help collect this Note If Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lenders attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF NEW JERSEY. THIS NOTE HAS BEEN ACCEPTED BY LENDER IN THE STATE OF NEW JERSEY.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the Indebtedness against any and all such accounts.

COLLATERAL. Borrower acknowledges this Note is secured by (a) a Security Agreement and UCC-1 Financing Statement on all business assets, accounts, deposit accounts, accounts receivable, chattel paper, electronic chattel paper, commercial tort claims, equipment, furniture, fixtures, general intangibles, software, goods, instruments, inventory, investment property, letter-of-credit rights, manufactured homes, as-extracted collateral, payment intangibles, all accessions, additions, attachments, parts, tools, supplies, increases, replacements, substitutions, all records, products and proceeds, including insurance proceeds, of all of the foregoing, supporting obligations and all after-acquired property; and (b) cash collateral of $500,000.00 in an interest bearing account with Lender.

LENDER'S RIGHTS (REVISED). Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount. Upon default, including failure to pay upon final maturity, Lender at its option, may also if permitted under applicable law increase the variable interest rate on this Note to 5.00 percentage points over the index. The interest rate will not exceed the maximum rate permitted by applicable law. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorney's fees and Lender's legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs. In addition to all other sums provided by law. THIS NOTE HAS BEEN DELIVERED TO LENDER AND ACCEPTED BY LENDER IN

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THE STATE OF NEW JERSEY.  IF THERE IS A LAWSUIT,  BORROWER  AGREES UPON LENDER'S
REQUEST TO SUBMIT TO THE JURISDICTION OF THE COURTS OF OCEAN COUNTY, THE STATE OF NEW JERSEY. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY.

ADVANCES UNDER THE LOAN. (a) Requests for borrowing under the Loan are subject to, the Lender's approval, which will not be unreasonably withheld. The Lender will, upon request, deposit the amount of each requested advance in the Borrower's demand deposit account with the Lender or otherwise make such funds available to the Borrower. As each advance is made, the amount shall be added to the previous advances.

(b) Within the framework of this commitment, the Borrower may borrow, repay and reborrow. Each borrowing shall reduce the commitment hereunder but, when repaid, may be reborrowed.

(c) Advances under the Loan shall be limited to 80% of eligible accounts receivable. The eligibility calculation will be based on the following:

- Eligible receivables will be limited to those that are less than ninety (90) days past due from the invoice date.

- Customer concentrations shall be limited to 25% of the total eligible receivable amount.

- For any customer with a receivable balance over ninety (90) days past due, the amount over ninety (90) days past due shall be deducted from the eligibility calculation.

- No inter-company receivables shall be eligible.

(d) Borrower hereby authorizes the Lender to honor written, telecopied or telephonic requests for advances. Each notice will include a statement as to the proposed use of the funds advanced.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successor and assigns, and shall inure to the benefit of Lender and its successors and assigns.

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Please notify us if we report any inaccurate information about your account(s) to a consumer reporting agency. Your written notice describing the specific inaccuracy(ies) should be sent to us at the following address: OceanFirst Bank, 975 Hooper Avenue, Toms River, NJ 08754-2009.

GENERAL PROVISIONS. This Note is payable on demand. The inclusion of specific default provisions or rights of Lender shall not preclude Lends right to declare payment of this Note on its demand. Lender may delay or forgo enforcing any of its rights or remedies under this Note without lost them. Borrower and any other person who signs, guarantees or endorses this Note,

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to the extent allowed by Law, waive presentment,  demand payment,  and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may ran or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:



STORAGE ENGINE, INC.



By:  /s/ Gregg M. Azcuy
   --------------------------------------------------
     Greg Azcuy, CEO of Storage Engine, Inc.

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